Exhibit 99
QUARTERLY REPORT Fourth Quarter 2010 990 Elmer Prince Dr., Suite 100 P.O. Box 656 Morgantown, WV 26507-0656 Contact: Tim Saab tsaab@centrabank.com (304) 581-6001

To Our Shareholders, Customers, and Friends:
In 2010 Centra made notable gains in a tough economy and positioned the company to seize long-term opportunities highlighted by the following:
•	Net income available to common stockholders increased 16% to $8.2 million

•	Total assets increased 6.3% or $81.5 million to $1.4 billion

•	Total deposits increased 4.8% or $53.4 million to $1.2 billion, while we increased market share in each of the areas we service

•	Loan delinquency and losses held at 1.05% and 0.47%, respectively

•	The Tier 1 Capital ratio increased to 13.7%, double the 6% threshold requirement for “Well Capitalized” institutions based upon regulatory guidelines, the highest standard for banks

•	The allowance for loan loss strengthened to 1.77%, an increase of $576,000
With a successful tenth year of operating as an independent bank now behind us, your board undertook a process of thoroughly assessing strategic options that maximized shareholder value for the long term. As the analysis progressed, it essentially boiled down to one question.
Will it be better for the shareholders if we stand alone or merge with another bank?
After taking into consideration discussions from Centra’s outside advisers, the board came to a unanimous decision that it was the optimal time to select another strong banking company and join forces with them.
As a result, Centra and United Bankshares, Inc. NASDAQ: UBSI (United) announced on December 16, 2010 that both companies’ boards of directors unanimously approved a definitive agreement in which the companies would combine in a stock for stock transaction.
Under the terms of the agreement, Centra shareholders would receive .7676 shares of United common stock for each share of Centra that they own. This combination significantly enhances value for our shareholders, provides added liquidity, and a substantial increase in the dividend based on United’s current practice. The companies expect to complete the transaction in the third quarter of 2011.
United is one of the top performing regional banks in the country. Despite a national economic downturn, United made a substantial profit and increased dividends to shareholders for the 36th consecutive year. In addition to this financial performance United is symbolic of great culture and service, which is similar to that of Centra; our customer service philosophies, strong and stable financial performance and our experienced and skilled staff all complement each other well.
Currently we are in the early stages of this merger and in the process of obtaining approvals from our shareholders and regulators. As we proceed toward the July closing date, you have our commitment to keep you updated along the way.
Thank you for your support and cooperation.
Douglas J. Leech
Chairman & CEO
dleech@centrabank.com

Centra Financial Holdings, Inc., and Subsidiaries
Consolidated Balance Sheet
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Cash and due from banks	$4,815	$3,961
Interest-bearing deposits in other banks	2,627	1,996
Federal funds sold	116,189	68,607

Total cash and cash equivalents	123,631	74,564

Available-for-sale securities, at estimated fair value (amortized cost of $128,493 and $128,966 on December 31, 2010 and 2009, respectively)	129,957	131,531
Other investment securities, at cost	3,983	2,922

Loans, net of unearned income	1,051,857	1,022,852
Allowance for loan losses	(18,586)	(18,010)

Net loans	1,033,271	1,004,842

Premises and equipment	20,727	22,362
Loans held for sale	7,411	2,593
Goodwill and other intangibles	14,816	15,557
Bank owned life insurance	19,248	16,522
Other assets	21,052	21,664

Total assets	$1,374,096	$1,292,557

LIABILITIES
Deposits
Non-interest bearing	$160,092	$155,690
Interest-bearing	1,007,622	958,656

Total deposits	1,167,714	1,114,346

Short-term borrowings	37,622	40,781
Long-term debt	20,000	20,000
Other liabilities	12,912	12,286

Total liabilities	1,238,248	1,187,413

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 8,451,444 and 7,122,525 issued and outstanding on December 31, 2010 and 2009, respectively	8,451	7,123
Additional paid-in capital	121,427	97,320
Retained earnings (deficit)	5,074	(838)
Accumulated other comprehensive income	896	1,539

Total equity	135,848	105,144

Total liabilities and stockholders’ equity	$1,374,096	$1,292,557

Centra Financial Holdings, Inc., and Subsidiaries
Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Year Ended Dec. 31,		Quarter Ended Dec. 31,
	2010	2009	2010	2009
INTEREST INCOME
Loans, including fees	$57,561	$60,746	$14,251	$15,094
Loans held for sale	153	159	65	33
Securities available-for-sale	3,029	4,002	607	936
Interest-bearing bank balances	1	3	—	2
Federal funds sold	304	36	107	26

Total interest income	61,048	64,946	15,030	16,091

INTEREST EXPENSE
Deposits	15,452	20,846	3,160	4,743
Short-term borrowed funds	168	291	32	49
Long-term debt	469	575	116	116

Total interest expense	16,089	21,712	3,308	4,908

Net interest income	44,959	43,234	11,722	11,183

Provision for credit losses	5,089	5,669	2,500	3,163

Net interest income after provision for credit losses	39,870	37,565	9,222	8,020

OTHER INCOME
Service charges on deposit accounts	4,106	3,717	1,070	1,005
Other service charges and fees	2,886	2,521	758	663
Secondary market income	915	1,368	332	301
Security (losses) gains	(72)	(475)	(72)	(139)
Other	1,168	746	318	206

Total other income	9,003	7,877	2,406	2,036

OTHER EXPENSE
Salary and employee benefits	18,404	15,647	4,899	4,146
Occupancy expense	3,128	2,781	768	756
Equipment expense	2,188	2,327	550	586
Advertising	1,591	1,578	350	456
Professional fees	1,216	934	475	265
Data processing	2,595	2,523	663	643
Other outside services	909	1,033	227	272
Regulatory assessment	1,733	1,922	458	396
Other	4,755	4,654	1,291	1,284

Total other expense	36,519	33,399	9,681	8,804

Net income before income tax	12,354	12,043	1,947	1,252

INCOME TAX EXPENSE	4,127	4,026	721	317

Net income	8,227	8,017	1,226	935
Dividends & accretion on preferred stock (TARP)	—	923	—	—

Net income available to common stockholders	$8,227	$7,094	$1,226	$935

Basic earnings per share	$1.00	$1.02	$0.15	$0.13
Diluted earnings per share	$0.95	$0.97	$0.14	$0.12
Weighted average shares outstanding — basic	8,246,098	6,945,644	8,440,519	7,043,786
Weighted average shares outstanding — diluted	8,620,523	7,342,174	8,844,842	7,514,265
Cash dividends declared per share	$0.28	$0.20	$0.08	$0.05

Total Assets (in thousands) $1,400,000 $1,200,000 $1,000,000 $800,000 Total Loans (in thousands) $1,075,000 $875,000 $675,000 $475,000 Total Deposits (in thousands) $1,200,000 $1,050,000 $900,000 $750,000 Net Income Available to Common Stockholders for the Fourth Quarter (in thousands) $8,500 $7,000 $5,500 $4,000

Questions & Answers for Centra Stockholders
1.	What does the recent announcement regarding Centra Financial Holdings (Centra) and United Bankshares (United) mean?
On December 16, 2010, the companies announced the signing of a definitive merger agreement for United to acquire Centra.
2.	What does it mean to Centra shareholders?
Pending regulatory approvals and the approval of Centra shareholders, shareholders of Centra would receive 0.7676 shares of United for each share of Centra.
In the meantime, you will continue to receive any dividends declared by Centra.
3.	Will more information be sent to Centra shareholders?
Yes. Centra shareholders will receive a full description of the transaction in the Notice and Proxy Statement for a shareholders meeting to be held in the spring.
4.	Is there anything, as a Centra shareholder, that I need to do now?
No, not at this time. Time is needed to complete the legal/regulatory preparation after which, shareholders will receive the materials to vote on the merger.
5.	Is United Bank listed on a publically traded stock exchange?
Yes. United is listed on the NASDAQ exchange under the symbol UBSI.
6.	When will I receive United stock certificates?
Subject to all approvals, the transaction would close early in the third quarter of 2011, after which shareholders would be contacted to complete the exchange of Centra shares for those of United.